UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 31, 2016
(Date of Report - Date of Earliest Event Reported)

FirstCash, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19133 (Commission File Number)	75-2237318 (IRS Employer Identification No.)

690 East Lamar Blvd., Suite 400, Arlington, Texas 76011
(Address of principal executive offices, including zip code)

(817) 460-3947
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Introductory Note

In this Current Report on Form 8-K (“Form 8-K”), “we,” “us,” “our,” the “Company” and “FirstCash” refers to FirstCash, Inc., a Delaware corporation formerly known as First Cash Financial Services, Inc., and its consolidated subsidiaries.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On September 1, 2016, the Company completed its previously announced merger of equals business combination with Cash America International, Inc. (“Cash America”) as contemplated by that certain Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”), by and among the Company, Cash America, and Frontier Merger Sub LLC, a wholly owned subsidiary of the Company (“Merger Sub”). On September 1, 2016 and pursuant to the Merger Agreement, Cash America merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity in the Merger and a wholly owned subsidiary of the Company.

As a result of the Merger, at 11:59 p.m. Central Time on September 1, 2016 (the “Effective Time”), each outstanding share of common stock of Cash America, other than certain cancelled shares, was converted into the right to receive 0.840 shares of Company common stock (the “Company Common Stock”) and cash in lieu of any fractional shares of any Company Common Stock that Cash America shareholders would otherwise have been entitled to receive.

The issuance of Company Common Stock in connection with the Merger was registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-4 (File No. 333-212020) filed with the Securities and Exchange Commission (the “SEC”) and declared effective on July 29, 2016 (the “Registration Statement”) and incorporated herein by reference.

The foregoing description of the Merger Agreement and related transactions (including, without limitation, the Merger) in this Form 8-K does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2016 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 1, 2016, the commitments to lend under the Company’s Amended and Restated Credit Agreement entered into on July 25, 2016 (the “2016 Credit Facility”) became effective following the closing of the Merger and the satisfaction of the other closing conditions thereunder.

Also on September 1, 2016, the Company borrowed a total of $290 million under the 2016 Credit Facility to (i) repay the outstanding borrowings and accrued and unpaid interest under Cash America’s credit facility, which was terminated in connection with the Merger, (ii) repay the outstanding borrowings and accrued and unpaid interest under the Company's previous credit facility and (iii) pay certain debt issuance costs and Merger related fees and expenses. During the third quarter, the Company expects to borrow approximately $75 million more under the 2016 Credit Facility to (i) fund the cash out of the Cash America restricted stock units in connection with the Merger and certain other contractual severance liabilities and (ii) pay certain other Merger related fees and expenses. Subsequent to such borrowings, the Company would have approximately $35 million of borrowing capacity available under the 2016 Credit Facility.

A description of the 2016 Credit Facility is included in Item 1.01 in the Company’s Current Report on Form 8-K filed on July 26, 2016, which is incorporated herein by reference, and the full text of the 2016 Credit Facility is filed as Exhibit 10.1 to such Form 8-K and incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

In accordance with the terms of the Merger Agreement, each of the directors of the Company prior to the effectiveness of the Merger are continuing as directors of the Company.

Effective as of the Effective Time, as approved by the board of directors of the Company (the “Board”) and pursuant to the Merger Agreement, the number of directors on the Board was increased from four (4) to seven (7), and the following former members of the Cash America board of directors were appointed to the Board: Daniel E. Berce, James H. Graves and Daniel R. Feehan.

Additionally, as approved by the Board and pursuant to the Merger Agreement, Mr. Feehan was appointed as Chairman of the Board and Mr. Wessel was appointed as Vice Chairman of the Board.

In connection with their appointment to the Board, each new non-employee director will be entitled to the compensation paid to the Company's other non-employee directors. A description of such compensation can be found in the Company’s proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 28, 2016. Furthermore, in connection with the Merger, the Company assumed Mr. Feehan’s employment agreement with Cash America, dated April 3, 2015 (the “Feehan Employment Agreement”). In addition to Mr. Feehan’s role as Chairman of the Board, Mr. Feehan will serve as a non-executive employee of the Company pursuant to the terms of the Feehan Employment Agreement. For a description of the Feehan Employment Agreement, see Cash America’s proxy statement on Schedule 14A filed with the SEC on April 7, 2016. The Feehan Employment Agreement is filed as Exhibit 10.1 to Cash America’s Current Report on Form 8-K filed with the SEC on April 6, 2015.

In connection with the expansion of the Board, the Board has effected certain changes to the composition of various Board committees. Effective as of the Effective Time, the composition of each of the Board’s standing committees is as follows:

Audit Committee	Daniel E. Berce (chairperson), James H. Graves, Randel G. Owen

Compensation Committee	Randel G. Owen (chairperson), Mikel D. Faulkner, James H. Graves

Nominating and Corporate Governance Committee	Mikel D. Faulkner (chairperson), Daniel E. Berce, Jorge Montaño

Officers

In accordance with the terms of the Merger Agreement, Rick L. Wessel will continue to serve as the Chief Executive Officer of the Company, in addition to his new role as Vice Chairman of the Board, and R. Douglas Orr will continue to serve as Chief Financial Officer and Executive Vice President of the Company.

Effective as of the Effective Time, as approved by the Board and pursuant to the Merger Agreement, T. Brent Stuart was appointed President and Chief Operating Officer of the Company. Prior to that, Mr. Stuart served as Cash America’s President and Chief Executive Officer beginning in November 2015, Cash America’s President and Chief Operating Officer from May 2015 through October 2015 and as Cash America’s Executive Vice President-Chief Operating Officer from January 2015 through April 2015. Prior to that, Mr. Stuart served as the Senior Vice President-Operations for Cash America’s U.S. retail services storefront lending business from July 2010 to January 2015 and as a Regional Vice President from November 2008 to July 2010. Prior to joining Cash America, Mr. Stuart held various senior leadership roles in the financial services industry, including the position of Vice President with Fremont Investment and Loan from 2006 to 2008, Senior Vice President with Nationstar Mortgage from 2004 to 2006 and Vice President with Novastar Financial, Inc. from 2002 to 2004. He also held various leadership positions with CitiFinancial from 1994 to 2002. Mr. Stuart started his career in financial services with Norwest Finance in May 1992.

That certain employment agreement entered into between the Company and Mr. Stuart on August 26, 2016 became effective upon the closing of the Merger. A description of Mr. Stuart’s employment agreement is included in Item 5.02 in the Company’s Current Report on Form 8-K filed on August 26, 2016, which is incorporated herein by reference, and Mr. Stuart’s employment agreement is filed as Exhibit 10.2 to such Form 8-K.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger and in accordance with the terms of the Merger Agreement as described in Item 2.01, effective as of the Effective Time, (i) the Company’s amended and restated certificate of incorporation was amended to change the corporate name of the Company from “First Cash Financial Services, Inc.” to “FirstCash, Inc.” and (ii) the Company’s bylaws were amended and restated to address the separation of the chief executive officer and president roles and to clarify the chairman and vice chairman roles.

The foregoing description of the amendment to the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the amendment to the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws, respectively, copies of which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On August 31, 2016, the Company held a Special Meeting of Stockholders (the “Special Meeting”).  Of the 28,243,229 issued and outstanding shares of common stock entitled to vote at the meeting, 26,072,199 of the shares voted in person or by proxy, representing 92.31% of the total eligible voting shares.

The following three proposals were submitted to a vote of the Company’s stockholders at the Special Meeting and the final voting results for each proposal are set forth below.

1.
The stockholders approved the issuance of shares of the Company’s Common Stock to the shareholders of Cash America pursuant to the Merger as contemplated by the Merger Agreement. The voting results are as follows:

	For	Against	Abstain	Broker Non-Votes
	25,976,250	52,301	43,648	0

2.
The stockholders approved on a non-binding advisory basis, specific compensatory arrangements relating to the Merger between the Company and its named executive officers. The voting results are as follows:

	For	Against	Abstain	Broker Non-Votes
	20,336,938	4,842,001	893,260	0

3.
The stockholders approved any motion to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of the Company’s Common Stock to the Cash America shareholders pursuant to the Merger. The voting results are as follows:

	For	Against	Abstain	Broker Non-Votes
	24,534,905	1,500,070	37,224	0

Item 8.01 Other Events.

On August 31, 2016, the Company and Cash America issued a joint press release announcing the results of the proposals considered at each company’s special meeting. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

On September 2, 2016, the Company issued a press release announcing the completion of the Merger, a copy of which is filed herewith as Exhibit 99.2 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.
The financial statements required pursuant to this Item 9.01(a) in relation to the Merger will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date by which this Current Report is required to be filed.

(b) Pro Forma Financial Information.
The pro forma financial information required pursuant to this Item 9.01(b) in relation to the Merger will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date by which this Current Report is required to be filed.

(d) Exhibits:

3.1	Amendment to Amended and Restated Certificate of Incorporation
3.2	Amended and Restated Bylaws
99.1	Joint Press Release of First Cash Financial Services, Inc. and Cash America International, Inc., issued August 31, 2016
99.2	Press Release of FirstCash, Inc., issued September 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 2, 2016	FIRSTCASH, INC.
(Registrant)

/s/ R. DOUGLAS ORR
R. Douglas Orr
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Document
3.1	Amendment to Amended and Restated Certificate of Incorporation
3.2	Amended and Restated Bylaws
99.1	Joint Press Release of First Cash Financial Services, Inc. and Cash America International, Inc., issued August 31, 2016
99.2	Press Release of FirstCash, Inc., issued September 2, 2016